Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 18, 2016

Registration Statement No. 333-207859-02

*	Pxg Details* $1bln+ GMALT 2016-1 (Auto Lease)

JT-BOOKS: J.P. Morgan (struc), Citi, Credit Ag, RBC CO-MGRS : BNP, Deutsche Bank, Mizuho, Wells Fargo

CLS	QTY/$MMs	MDY/S&P	WAL	E.FNL	L.FNL	LEVEL	YLD	CPN	$PX
A-1	125.000	P-1/A-1+	0.28	09/16	02/17	0.67% YLD	0.670	0.67	100.00000
A-2-A	130.000	Aaa/AAA	1.33	12/17	07/18	EDSF+60	1.312	1.30	99.98894
A-2-B	220.000	Aaa/AAA	1.33	12/17	07/18	1ML+60			100.00000
A-3	336.000	Aaa/AAA	2.25	10/18	06/19	IS+85	1.647	1.64	99.99698
A-4	80.700	Aaa/AAA	2.74	12/18	03/20	IS+95	1.797	1.79	99.99919
B	41.820	Aa2/AA	2.84	01/19	03/20	IS+175	2.608	2.59	99.98926
C	38.560	A2/A	2.90	01/19	03/20	IS+240	3.264	3.24	99.99445
D	29.870	Baa2/BBB	2.97	02/19	7/20		***RETAINED***

BILL & DELIVER	:	J.P. Morgan	BBG TICKER	:	GMALT 2016-1
REGISTRATION	:	SEC Registered	EXPECTED RATINGS	:	Moody’s/S&P
EXPECTED SETTLE	:	02/25/2016	FIRST PAY DATE	:	03/21/2016
ERISA ELIGIBLE	:	Yes	EXPECTED PRICING	:	Priced
MINIMUM DENOMS	:	1k x 1k	PXG SPEED	:	100 PPC to Maturity

CUSIP:	A1- 36250UAA2, A2A- 36250UAB0, A2B- 36250UAC8, A3- 36250UAD6,
A4- 36250UAE4, B- 36250UAF1, C- 36250UAG9, D- 36250UAH7

AVAILABLE INFORMATION

*	Preliminary Pro Supp, Ratings FWP, DealRoadshow, IntexNet/CDI
*	The issuer and bankers are available for investor conference calls

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.